Careview Communications, Inc. 8-K

Exhibit 10.34

Execution Version

Eighth AMENDMENT TO
NOTE AND WARRANT PURCHASE AGREEMENT

This EIGHTH AMENDMENT TO NOTE AND WARRANT PURCHASE AGREEMENT, dated as of February 23, 2018 (this “Amendment”), is made by and among CAREVIEW COMMUNICATIONS, INC., a Nevada corporation (the “Company”), the HealthCor Parties (as defined below), as holders of a majority of the shares of Common Stock issued or issuable (on an as converted basis) upon conversion of the Notes and Warrants (the “Majority Investors”), and the investors identified on Annex I attached hereto (together with their respective successors and permitted assigns, the “Investors”).

WITNESSETH:

WHEREAS, the Company, HealthCor Partners Fund, L.P. (“HealthCor Partners”), HealthCor Hybrid Offshore Master Fund, L.P. (“HealthCor Hybrid” and, together with HealthCor Partners, the “HealthCor Parties”) and certain additional investors that purchased additional Notes and additional Warrants on February 17, 2015 (the “2015 Investors” and, together with the HealthCor Parties, the “Existing Investors”) are parties to that certain Note and Warrant Purchase Agreement, dated as of April 21, 2011 (as amended from time to time, including without limitation pursuant to that certain Note and Warrant Amendment Agreement dated December 30, 2011, that certain Second Amendment to Note and Warrant Purchase Agreement dated January 31, 2012, that certain Third Amendment to Note and Warrant Purchase Agreement dated August 20, 2013, that certain Fourth Amendment to Note and Warrant Purchase Agreement dated January 16, 2014, that certain Fifth Amendment to Note and Warrant Purchase Agreement dated December 15, 2014, that certain Sixth Amendment to Note and Warrant Purchase Agreement dated March 31, 2015 and that certain Seventh Amendment to Note and Warrant Purchase Agreement dated June 26, 2015, the “Purchase Agreement”);

WHEREAS, the Company issued and sold (a) $5,000,000 initial principal amount of additional Notes (as contemplated by the Purchase Agreement) to the HealthCor Parties on January 31, 2012, (b) $5,000,000 initial principal amount of additional Notes and additional Warrants to purchase 4,000,000 shares of Common Stock to the HealthCor Parties on January 16, 2014 and (c) $6,000,000 initial principal amount of additional Notes and additional Warrants to purchase 3,692,308 shares of Common Stock to the HealthCor Parties and the 2015 Investors on February 17, 2015;

WHEREAS, pursuant to Section 7.9 of the Purchase Agreement and subject to the terms and conditions contained herein, the parties hereto desire to amend the Purchase Agreement as set forth herein for the purposes of, among other things, providing for an additional investment in the Company by the Investors;

WHEREAS, the Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and conditions stated herein and in the Purchase Agreement, (i) additional Notes in the initial aggregate principal amount of $2,050,000, with a conversion price per share equal to $0.05 (subject to adjustment as described therein) (the “Eighth Amendment Supplemental Closing Notes”), and (ii) additional Warrants to purchase an aggregate of up to 512,500 shares of the Company’s Common Stock, at an exercise price per share equal to $0.05 (subject to adjustment as described therein) (the “Eighth Amendment Supplemental Warrants”), in each case on February 23, 2018 (the “Eighth Amendment Supplemental Closing Date”); and

WHEREAS, the Company and the Investors are executing and delivering this Amendment in reliance upon the exemption from securities registration afforded by the provisions of Regulation D, as promulgated by the Commission under the Act.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and covenants contained herein and in the Purchase Agreement, which represent integral components of the transactions contemplated hereby and thereby and shall be fully enforceable by the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the Company, the Majority Investors and the Investors mutually agree as follows:

1. Definitions. Capitalized terms used in this Amendment but not defined in this Amendment shall have the meanings ascribed to them in the Purchase Agreement.

2. Amendment to Purchase Agreement. Section 1.3 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Sale of Additional Securities. After the Closing, the Company may sell to the Investors, on the same terms and conditions as those contained in this Agreement (as amended from time to time), up to $18,050,000 in additional Notes and Warrants to purchase an additional 8,204,808 shares of Common Stock, and (a) any such additional Notes shall be included within the definition of “Notes” under this Agreement; (b) any such additional Warrants shall be included within the definition of “Warrants” under this Agreement; (c) any such additional Notes and additional Warrants shall be included within the definition of “Closing Securities” under this Agreement; (d) any shares of Common Stock issuable upon conversion of any such additional Notes shall be included within the definition of “Note Shares” under this Agreement; (e) any shares of Common Stock issuable upon the exercise of any such additional Warrants shall be included within the definition of “Warrant Shares” under this Agreement; and (f) any amendment or joinder to this Agreement, the Notes, the Warrants, the Security Agreement, the IP Security Agreement, the Registration Rights Agreement, the PDL Subordination Agreement, the PDL Credit Agreement or any other documents contemplated or necessitated hereby in order to further consummate the sale of any such additional Notes and/or additional Warrants shall be included within the definition of “Transaction Documents” under this Agreement. Any such additional Notes shall be substantially in the form of the senior secured convertible note attached hereto as Exhibit A, with such updates to the “Issuance Date”, “Maturity Date”, “First Five Year Note Period”, “Conversion Price” and other terms as shall be mutually acceptable to the Company and the Investors. Any such additional Warrants shall be substantially in the form of common stock warrant attached hereto attached hereto as Exhibit B, with such updates to the “Expiration Date”, “Warrant Price” and other terms as shall be mutually acceptable to the Company and the Investors.”

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3. Joinder of Additional Investors to Purchase Agreement, Registration Rights Agreement and Security Agreement. The Investors other than the Existing Investors (such Investors, the “New Investors”) hereby join in the execution and agree to be bound by, and are hereby deemed a party to, the Purchase Agreement, the Registration Rights Agreement and the Security Agreement, as one of the “Investors” under the Purchase Agreement, one of the “Holders” under the Registration Rights Agreement and one of the “Secured Parties” under the Security Agreement, in each case for all purposes thereof. The Company hereby acknowledges and agrees that the New Investors are hereby joining in the execution of and agreeing to be bound by and will be deemed a party to, the Purchase Agreement, the Registration Rights Agreement and the Security Agreement, as one of the “Investors” under the Purchase Agreement, one of the “Holders” under the Registration Rights Agreement and one of the “Secured Parties” under the Security Agreement for all purposes thereof and shall be entitled to all of the rights, benefits and terms thereof as an Investor, Holder or Secured Party, as the case may be. By executing this Amendment, each of the New Investors (severally and not jointly) hereby acknowledges and agrees that it is bound by all terms and conditions of the Purchase Agreement that apply to an Investor, all of the terms and conditions of the Registration Rights Agreement that apply to a Holder and all terms and conditions of the Security Agreement that apply to a Secured Party, including without limitation the appointment of HealthCor Partners as the collateral agent, and joins in the representations and warranties of the several Investors under Article 3 of the Purchase Agreement to the extent set forth in Section 7 of this Amendment.

4. No Further Amendments. Except as amended by this Amendment, the Purchase Agreement shall remain in full force and effect in accordance with its terms.

5. Issuance of Eighth Amendment Supplemental Closing Notes and Eighth Amendment Supplemental Warrants. Subject to the terms and conditions of this Amendment and the Purchase Agreement (including without limitation Section 7.6 of the Purchase Agreement), on the Eighth Amendment Supplemental Closing Date, each of the Investors listed on Annex I shall severally, and not jointly, purchase from the Company, and the Company shall sell and issue to each Investor, the Eighth Amendment Supplemental Closing Notes and the Eighth Amendment Supplemental Warrants in the respective amounts set forth opposite each such Investor’s name on Annex I in exchange for a cash payment by each such Investor of the amount set forth opposite such Investor’s name on Annex I (the “Eighth Amendment Supplemental Purchase Price”). The Eighth Amendment Supplemental Closing Notes shall be substantially in the form attached hereto as Exhibit A-1, and the Eighth Amendment Supplemental Warrants shall be substantially in the form attached hereto as Exhibit B-1. The closing of the purchase, sale and issuance of the Eighth Amendment Supplemental Closing Notes and Eighth Amendment Supplemental Warrants (the “Eighth Amendment Supplemental Closing”) shall take place on the Eighth Amendment Supplemental Closing Date at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo PC, One Financial Center, Boston, MA 02111, or at such other location as the Company and the Investors shall mutually agree. At the Eighth Amendment Supplemental Closing, the Company shall have satisfied the closing conditions set forth in subsections (c)-(h), (k) and (l) of Section 4.1 of the Purchase Agreement as of the Eighth Amendment Supplemental Closing Date (for avoidance of doubt, reading references to the “Closing Date” in such subsections to refer to the Eighth Amendment Supplemental Closing Date) and shall deliver to the Investors the Eighth Amendment Supplemental Closing Notes and the Eighth Amendment Supplemental Warrants, each registered in such name or names as the Investors may designate. Without limiting the foregoing, the Company shall deliver to the Investors at such closing a copy of the fully executed second amendment to the PDL Credit Agreement. On the Eighth Amendment Supplemental Closing Date, the Investors shall deliver the Eighth Amendment Supplemental Purchase Price to the Company, payable by wire transfer in same day funds to an account specified by the Company in writing. At the Eighth Amendment Supplemental Closing, the New Investors shall deliver to the Company an executed joinder to the PDL Subordination Agreement. The Eighth Amendment Supplemental Closing Notes shall be secured as and to the same extent as the other Notes issued pursuant to the Purchase Agreement, as described in the Transaction Documents, including, without limitation, the Security Agreement and IP Security Agreement.

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6. Bringdown of Company’s Representations and Warranties. The Company represents and warrants to the Investors that, except as set forth in a disclosure letter delivered to the Investors as of the Eighth Amendment Supplemental Closing Date, the statements contained in Article 2 and the first sentence of Section 5.1(k) of the Purchase Agreement are true and correct as of the Eighth Amendment Supplemental Closing Date as though made as of such date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true and correct as of such other specified date). For the avoidance of doubt, as a result of the operation of this Section 6 and for purposes hereof, any representation and warranty made in the Purchase Agreement “as of the Closing Date” shall be deemed to be made as of the Eighth Amendment Supplemental Closing Date, any reference in a representation and warranty to “the date hereof” shall be deemed to refer to the date of this Amendment, any retroactive time period set forth in a representation and warranty shall be deemed to be retroactive from the date of this Amendment for such time period, and any reference to “Closing Securities” shall be deemed to refer to the Eighth Amendment Supplemental Closing Notes and the Eighth Amendment Supplemental Warrants.

7.   Bringdown of Investors’ Representations and Warranties. Each Investor, severally and not jointly, represents and warrants to the Company that the statements contained in Article 3 of the Purchase Agreement are true and correct as of the Eighth Amendment Supplemental Closing Date as though made as of the Eighth Amendment Supplemental Closing Date (for this purpose, reading any reference to “Closing Securities” in such Article 3 to refer only to the Eighth Amendment Supplemental Closing Notes and the Eighth Amendment Supplemental Warrants).

8.   Form D and Blue Sky. The Company agrees to file a Form D with respect to the Eighth Amendment Supplemental Closing Notes and the Eighth Amendment Supplemental Warrants as required under Regulation D and to provide a copy thereof to the Investors promptly after such filing. The Company shall take such action as is necessary in order to obtain an exemption for or to qualify the Eighth Amendment Supplemental Closing Notes and the Eighth Amendment Supplemental Warrants for sale to the Investors at the Eighth Amendment Supplemental Closing pursuant to this Amendment under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such exemption or qualification so taken to the Investors on or prior to the Eighth Amendment Supplemental Closing Date promptly upon the request of any Investor.

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9.   Acknowledgement and Undertaking by Company. The Company agrees and acknowledges that the transactions described in this Amendment and the issuance of the Eighth Amendment Supplemental Closing Notes, the Eighth Amendment Supplemental Warrants and shares of Common Stock upon exercise or conversion of the Eighth Amendment Supplemental Closing Notes and Eighth Amendment Supplemental Warrants are intended to be exempt from Section 16(b) of the Exchange Act to the maximum extent permitted by law including pursuant to Rule 16b-3 under the Exchange Act and the Commission’s releases and interpretations, and will, from time to time as and when requested by the Investors, and will cause its successors and assigns to, execute and deliver or cause to be executed and delivered, to the extent it may lawfully do so, all such documents and instruments and take, or cause to be taken, to the extent it may lawfully do so, all such further actions as the Investors may reasonably deem necessary and desirable to facilitate and effect any such exemption.

10. Miscellaneous.

a. Ratification and Confirmation. The Company acknowledges, agrees and confirms that: (x) the Purchase Agreement and each of the other Transaction Documents, as amended and otherwise modified by the amendments and other modifications specifically provided herein or contemplated hereby, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed; and (y) without limiting the generality of the foregoing clause (x), (i) all obligations, liabilities and Indebtedness of the Company under the Transaction Documents, as amended hereby, constitute “Obligations” (as defined in the Security Agreement) secured by and entitled to the benefits of the security set forth in the Security Agreement and the IP Security Agreement, and the liens and security interests granted in favor of the Investors under the terms of the Security Agreement and the IP Security Agreement are and remain perfected, effective, enforceable and valid and such liens and security interests are, in each case, a first priority lien and security interest (except to the extent otherwise expressly permitted by the Transaction Documents) and such liens and security interests are hereby in all respects ratified and confirmed, and (ii) the shares of Common Stock issuable upon exercise or conversion of the Eighth Supplemental Closing Notes and the Eighth Supplemental Warrants shall constitute “Registrable Securities” under the Registration Rights Agreement. At the Eighth Amendment Supplemental Closing, the Company shall deliver to the Investors an executed copy of the second amendment to the PDL Credit Agreement and the New Investors shall deliver to the Company an executed copy of the joinder to the PDL Subordination Agreement.

b. Expenses. The Company will pay and bear full responsibility for the reasonable legal fees and other out-of-pocket costs and expenses of the Investors attributable to the negotiation and consummation of the transactions contemplated hereby.

c. Further Assurances. The Company shall duly execute and deliver, or cause to be duly executed and delivered, at its own cost and expense, such further instruments and documents and to take all such action, in each case as may be necessary or proper in the reasonable judgment of the Investors to carry out the provisions and purposes of this Amendment.

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d. Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto, the execution and delivery of this Amendment and the closing of the transactions contemplated hereby.

e. Governing Law. All questions concerning the construction, interpretation and validity of this Amendment shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Amendment, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

f. Construction. The Company and the Investors acknowledge that the Company and its independent counsel and the Investors and their independent counsel have jointly reviewed and drafted this document, and agree that any rule of construction and interpretation to the effect that drafting ambiguities are to be resolved against the drafting party shall not be employed.

g. Counterparts; Facsimile and Electronic Signatures. This Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Counterpart signatures to this Amendment delivered by facsimile or other electronic transmission shall be acceptable and binding.

h. Headings. The section and paragraph headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Eighth Amendment to Note and Warrant Purchase Agreement as of the date first written above.

COMPANY:

CareView Communications, Inc., a Nevada corporation

By:	/s/ Steven G. Johnson
Name: Steven G. Johnson
Title: President

MAJORITY INVESTORS:

HealthCor Partners Fund, L.P.
By: HealthCor Partners Management L.P., as Manager
By: HealthCor Partners Management, G.P., LLC, as General Partner

By:	/s/ Jeffrey C. Lightcap
Name: Jeffrey C. Lightcap
Title: Senior Managing Director

Address:	HealthCor Partners
Carnegie Hall Towers
152 West 57th Street
New York, NY 10019

HealthCor Hybrid Offshore Master Fund, L.P.
By: HealthCor Hybrid Offshore G.P., LLC, as General Partner

By:	/s/ Joseph Healey
Name: Joseph Healey
Title: Co-CEO

Address:	HealthCor Partners
Carnegie Hall Towers
152 West 57th Street
New York, NY 10019

[Signature Page to Eighth Amendment to Note and Warrant Purchase Agreement]

INVESTORS:

/s/ Steven G. Johnson
Steven G. Johnson

/s/ Dr. James R. Higgins
James R. Higgins

/s/ Allen Wheeler
L. Allen Wheeler

/s/ Steven B. Epstein
Steven B. Epstein

/s/ Jason T. Thompson
Jason T. Thompson

/s/ Sandra K. McRee
Sandra K. McRee

/s/ Jeffrey C. Lightcap
Jeffrey C. Lightcap

Rockwell Holdings I, LLC

/s/ Matthew Bluhm
By: Matthew Bluhm
Title: Managing Member

[Signature Page to Eighth Amendment to Note and Warrant Purchase Agreement]

ACKNOWLEDGED AND AGREED:

CareView Communications, Inc., A Texas corporation

By:	/s/ Steven G. Johnson
Name:	Steven G. Johnson
Title:	President

CareView Operations, LLC

By:	/s/ Steven G. Johnson
Name:	Steven G. Johnson
Title:	President

[Signature Page to Eighth Amendment to Note and Warrant Purchase Agreement]

Annex I

Investors

Investor	Eighth Amendment Supplemental Closing Notes	Eighth Amendment Supplemental Warrants	Eighth Amendment Supplemental Purchase Price
Rockwell Holdings I, LLC	$100,000	25,000	$100,000
Steven B. Epstein	$100,000	25,000	$100,000
James R. Higgins	$500,000	125,000	$500,000
Steven G. Johnson	$600,000	150,000	$600,000
Jeffrey C. Lightcap	$250,000	62,500	$250,000
Sandra K. McRee	$100,000	25,000	$100,000
Jason T. Thompson	$100,000	25,000	$100,000
L. Allen Wheeler	$300,000	75,000	$300,000
TOTAL	$2,050,000	512,500	$2,050,000

Exhibit A-1

Form of Eighth Amendment Supplemental Closing Notes

See attached.

SENIOR SECURED CONVERTIBLE NOTE

NEITHER THE ISSUANCE AND SALE OF THIS NOTE NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE OR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE UNDER THE SECURITIES ACT, AS APPLICABLE, OR (B) AN OPINION OF COUNSEL (SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE OFFERED FOR SALE, SOLD, ASSIGNED OR TRANSFERRED PURSUANT TO AN EXEMPTION FROM REGISTRATION; PROVIDED THAT SUCH OPINION OF COUNSEL SHALL NOT BE REQUIRED IN CONNECTION WITH ANY SUCH SALE, ASSIGNMENT OR TRANSFER TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT IS, PRIOR TO SUCH SALE, ASSIGNMENT OR TRANSFER, AN AFFILIATE OF THE HOLDER OF THIS NOTE, OR (II) UNLESS THE HOLDER PROVIDES THE COMPANY WITH ASSURANCE (REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH NOTE OR THE SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION OF THE NOTE CAN BE SOLD, ASSIGNED OR TRANSFERRED PURSUANT TO RULE 144.

ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING, WITHOUT LIMITATION, SECTIONS 3(c)(iii) AND 13(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

Notwithstanding anything herein to the contrary, the rights and remedies granted to the Holder pursuant to this Note, the lien and security interest granted to the Agent securing this Note and the exercise of any right or remedy by the Holder or Agent relating to this Note are subject to the provisions of the Subordination and Intercreditor Agreement dated as of June 26, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Intercreditor Agreement”), among PDL INVESTMENT HOLDINGS, LLC (as assignee of PDL BioPharma, Inc.) and EACH OF THE NOTE INVESTORS PARTY TO THAT CERTAIN NOTE AND WARRANT PURCHASE AGREEMENT DATED AS OF APRIL 21, 2011, AS subsequently amended, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Note, the Purchase Agreement and the other Transaction Documents (as defined in the Purchase Agreement), the terms of the Intercreditor Agreement shall govern and control.

No. E-[__]

CAREVIEW COMMUNICATIONS, INC.

SENIOR SECURED CONVERTIBLE NOTE

Issuance Date: February 23, 2018	Principal Amount: U.S. $[__________]
(subject to Section 3(c)(iii) hereof)

FOR VALUE RECEIVED, CareView Communications, Inc., a Nevada corporation (the “Company”), hereby promises to pay to [______________] or the registered assign(s) thereof (“Holder”) the principal amount set forth above (as increased and/or decreased pursuant to the terms hereof by reason of the accrual of Interest, partial conversion or otherwise, and together with the principal amount of any additional convertible debt instruments issued by the Company to the Holder in accordance herewith, the “Principal”) when due, whether upon the Maturity Date, acceleration or otherwise (in each case in accordance with the terms hereof), together with accrued interest (“Interest”) on any outstanding Principal at the First Five Year Interest Rate or the Second Five Year Interest Rate, as applicable, from the date hereof (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date, acceleration, conversion or otherwise (in each case, in accordance with the terms hereof). This Senior Secured Convertible Note (this “Note”) is being issued pursuant to that certain Note and Warrant Purchase Agreement, dated as of April 21, 2011, as amended by a Note and Warrant Amendment Agreement entered into as of December 30, 2011, a Second Amendment to Note and Warrant Purchase Agreement dated as of January 31, 2012, a Third Amendment to Note and Warrant Purchase Agreement dated as of August 20, 2013, a Fourth Amendment to Note and Warrant Purchase Agreement dated as of January 16, 2014, a Fifth Amendment to Note and Warrant Purchase Agreement dated as December 15, 2014, a Sixth Amendment to Note and Warrant Purchase Agreement dated as March 31, 2015, a Seventh Amendment to Note and Warrant Purchase Agreement dated as June 26, 2015 and an Eighth Amendment to Note and Warrant Purchase Agreement dated as February 23, 2018 by and among the Company, the Holder and the other Investors named therein (the “Purchase Agreement”), and is entitled to the benefits of, and evidences obligations incurred under, the Purchase Agreement and the other Transaction Documents (as defined in the Purchase Agreement), to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Company is permitted and required to make prepayments and repayments of principal of the obligations evidenced hereby and on which such obligations may be declared to be immediately due and payable. This Note represents a full recourse obligation of the Company.

Certain capitalized terms used herein are defined in Section 23.

(1)            MATURITY. On the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges (as defined in Section 19(b)), if any. The “Maturity Date” shall be February 22, 2028.

(2)            INTEREST; INTEREST RATE.

(a)          So long as no Event of Default has occurred and is continuing, the outstanding Principal balance of this Note shall accrue Interest from the Issuance Date through February 22, 2023 (the “First Five Year Note Period”), at the rate of twelve and one-half percent (12.5%) per annum (based on a 360-day year and the actual number of days elapsed in any partial year) (the “First Five Year Interest Rate”), compounding quarterly, which accrued Interest shall be added to the outstanding Principal balance of this Note on the last day of each calendar quarter and shall thereafter itself, as part of such Principal balance, accrue Interest at the First Five Year Interest Rate (and, during the Second Five Year Note Period (as defined below), at the Second Five Year Interest Rate (as defined below)), compounding quarterly. All such accrued Interest added to the outstanding Principal balance pursuant to the immediately preceding sentence shall be payable on the same terms and subject to the same conditions set forth herein. Upon the occurrence of an Event of Default, Interest shall be calculated at the Default Rate as set forth in Section 2(c) below.

(b)          So long as no Event of Default has occurred and is continuing, the outstanding Principal balance of this Note shall accrue Interest from and after the end of the First Five Year Note Period through the Maturity Date (the “Second Five Year Note Period”), at the rate of ten percent (10%) per annum (based on a 360-day year and the actual number of days elapsed in any partial year) (the “Second Five Year Interest Rate”). The Interest accruing during the Second Five Year Note Period may be paid quarterly in arrears in cash or, at the Company’s option, such Interest may be added to the outstanding Principal balance of the Note on the last day of each calendar quarter and shall thereafter itself, as part of such Principal balance, accrue Interest at the Second Five Year Interest Rate, compounding quarterly. All such accrued Interest added to the outstanding Principal balance pursuant to the immediately preceding sentence shall be payable on the same terms and subject to the same conditions set forth herein. Upon the occurrence of an Event of Default, Interest shall be calculated at the Default Rate as set forth in Section 2(c) below.

(c)          From and after the date such Event of Default occurred, the First Five Year Interest Rate or the Second Five Year Interest Rate, whichever is then applicable, shall be increased by five percent (5%) and otherwise applied consistently with the provisions of Sections 2(a) and 2(b) (the “Default Rate”).

(d)

(i)          In addition to the foregoing, if any Major Event occurs at any time during the First Five Year Note Period, then all amounts of Interest that are then scheduled to be paid or accrued pursuant to Section 2(a) through and including the last day of the First Five Year Note Period, but that have not yet been paid pursuant to Section 2(a) (such amount, the “First Five Year Major Event Interest Amount”), will accelerate and become immediately due and payable by the Company by the issuance to the Holder of an additional convertible debt instrument with the same terms as this Note, in a principal amount equal to the First Five Year Major Event Interest Amount, and, at any time from and after the occurrence of the Major Event, the Holder may, at its option, elect to (A) convert this Note and such convertible debt instrument at the then effective Conversion Rate or (B) redeem all or any portion of the outstanding Principal balance of this Note and such convertible debt instrument, provided that for so long as this Note or such convertible debt instrument remain outstanding, subject to Section 2(d)(ii) below, no additional Interest shall accrue on this Note or such additional convertible debt instrument until the commencement of the Second Five Year Note Period. If any Major Event occurs at any time during the Second Five Year Note Period, then all amounts of Interest that are then scheduled to be paid or accrued pursuant to Section 2(b) through and including the last day of the Second Five Year Note Period (assuming for this purpose that the Company would elect to pay all such Interest in cash), but that have not yet been paid pursuant to Section 2(b) (such amount, the “Second Five Year Major Event Interest Amount”), will accelerate and become immediately due and payable by the Company by the issuance to the Holder of an additional convertible debt instrument with the same terms as this Note and in a principal amount equal to the Second Five Year Major Event Interest Amount or, at the Company’s option, by cash payment in immediately available funds of an amount equal to the Second Five Year Major Event Interest Amount paid within five (5) Business Days of the occurrence of the Major Event. At any time following the occurrence of the Major Event, the Holder may, at its option, elect to (X) convert this Note and such convertible debt instrument (if any) at the then effective Conversion Rate or (Y) redeem all or any portion of the outstanding Principal balance of this Note and such convertible debt instrument (if any), provided that, for so long as this Note or any such convertible debt instrument remain outstanding, subject to Section 2(d)(ii) below, no additional Interest shall accrue on this Note or such additional convertible debt instrument for the duration of the Second Five Year Note Period. For purposes of this Note, the term “Major Event” shall mean the occurrence of (i) the signing of a definitive agreement or a series of agreements for the transfer, sale, lease or license of all or substantially all of the Company’s assets or capital securities; (ii) the signing of a definitive agreement to consolidate or merge with or into another Person (whether or not the Company is the Successor Entity) that results or would result, after giving effect to the consummation of the transactions contemplated by such agreement, in such other Person (or the holders of such other Person’s capital stock immediately prior to the transaction) (other than the Holder or its Affiliates) being or becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of any class of the Company’s or the Successor Entity’s outstanding capital securities; (iii) the signing of a definitive agreement or a series of agreements to consummate a stock acquisition or sale or other business combination (including, without limitation, a reorganization, recapitalization, or spin-off), or series thereof, with any other Person or Persons (other than the Holder or its Affiliates) that results or would result, after giving effect to the consummation of the transactions contemplated by such agreement or agreements, in such other Person or Persons being or becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of any class of the Company’s outstanding capital securities; (iv) the commencement or other public announcement by any Person (other than the Company, the Holder or the Holder’s Affiliates) of a purchase, tender or exchange offer for 35% or more of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (v) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) (other than the Holder or its Affiliates) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (x) 35% or more of the aggregate ordinary voting power represented by issued and outstanding Common Stock or (y) 35% or more of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by such Person or Persons as of the date hereof or (vi) the public announcement by any Person, Persons or group (other than the Company, the Holder or the Holder’s Affiliates) of a bona fide intention to enter into any of the agreements or to engage in or commence any of the actions described in clauses (i) through (v) above, or otherwise reflecting an intent to acquire the Company or all or substantially all of its assets or capital securities, or the public announcement by the Company of its receipt of a communication from such a Person, Persons or group evidencing the same.

(ii)         Notwithstanding the foregoing, in the event that, following a Major Event, an Event of Default occurs during the First Five Year Note Period while any portion of this Note and/or any convertible debt instrument issued pursuant to Section 2(d)(i) remains outstanding (such outstanding portion, the “Post EOD Principal”), the Company shall issue to the Holder an additional convertible debt instrument with the same terms as this Note and with a face principal amount equal to the difference (to the extent such difference is positive) between (A) the applicable EOD Accelerated Interest (as defined in Section 4(b)) on such Post EOD Principal, and (B) the First Five Year Major Event Interest Amount attributable to the Post EOD Principal and paid under Section 2(d)(i), and at any time following the occurrence of the Event of Default, the Holder may, at its option, elect to convert such additional convertible debt instrument at the then effective Conversion Rate or redeem all or any portion of the outstanding Principal balance of such convertible debt instrument. In the event that, following a Major Event, an Event of Default occurs during the Second Five Year Note Period while any Post EOD Principal remains outstanding, the Company shall issue to the Holder an additional convertible debt instrument with the same terms as this Note and with a face principal amount equal to the difference (to the extent such difference is positive) between (X) the applicable EOD Accelerated Interest attributable to such Post EOD Principal and (Y) the Second Five Year Major Event Interest Amount attributable to the Post EOD Principal and paid under Section 2(d)(i), and at any time following the occurrence of the Event of Default, the Holder may, at its option, elect to convert such additional convertible debt instrument at the then effective Conversion Rate or redeem all or any portion of the outstanding Principal balance of such convertible debt instrument, provided, however, that the Company shall also have the option of paying the foregoing amount in cash upon the occurrence of such Event of Default during the Second Five Year Note Period.

(e)          Notwithstanding any other provision of this Note, the aggregate annual interest rate payable with respect to this Note (including all charges and fees deemed to be interest pursuant to applicable law) shall not exceed the maximum annual rate permitted by applicable law. In the event the aggregate annual interest rate payable with respect to this Note (including all charges and fees deemed to be interest under applicable laws) exceeds the maximum legal rate, the Company shall only pay Interest to the Holder at the maximum permitted rate and the Company shall continue to make such Interest payments at the maximum permitted rate until all amounts, fees and obligations required to be paid hereunder have been paid in full.

(f)           This Note is one of a series of notes issued by the Company pursuant to the Purchase Agreement. Such Notes are referred to herein as the “Notes,” and the holders thereof (including the Holder) are referred to herein as the “Investors.” The right of an Investor to receive payments of Principal and Interest under this Note shall be pari passu with the rights of the other Investors to receive payments of Principal and Interest under their respective Notes, and the Company covenants that any payments made by it with respect to the Notes shall be made pro rata among the Investors determined based on the ratio of the outstanding balance of Principal and Interest under each Note divided by the aggregate outstanding balance of Principal and Interest under all Notes.  By the Holder’s acceptance of this Note, the Holder agrees to the foregoing sentence.

(3)           CONVERSION OF NOTE. This Note shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 3.

(a)          Conversion Right. At any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If any conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock to the nearest whole share but shall have no obligation to pay the Holder for any fraction of a share of Common Stock forfeited as a result of such rounding. The Company shall pay any and all stock transfer, stamp, documentary and similar taxes (excluding any taxes on the income or gain of the Holder) that may be payable with respect to the issuance and delivery of shares of Common Stock to the Holder upon conversion of any Conversion Amount. To the extent permitted by law, the Company and the Holder acknowledge and agree that any conversion of all or any portion of the Conversion Amount into shares of Common Stock pursuant to the terms of this Section 3(a) will not be treated as a taxable transaction and the Company and the Holder agree to report any such conversion in a manner consistent with the foregoing treatment.

(b)          Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) (the “Conversion Rate”) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price.

(i)          “Conversion Amount” means the sum of (A) the portion of the Principal to be converted with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.

(ii)         “Conversion Price” means $0.05, subject to adjustment as provided herein (including, without limitation, adjustment pursuant to Section 6).

(c)           Mechanics of Conversion.

(i)           Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 4:00 p.m., Dallas, TX time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), cause this Note to be delivered to the Company as soon as practicable on or following such date. On or before 4:00 p.m., Dallas, TX time, on the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder (at the facsimile number provided in the Conversion Notice) and the Company’s transfer agent, if any (the “Transfer Agent”). On or before 4:00 p.m., Dallas, TX time, on the third (3rd) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, cause the Transfer Agent to credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian (“DWAC”) system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, or if the Holder otherwise requests, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 13(d)), representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii)          Company’s Failure to Timely Convert. If, at any time, the Company shall fail to credit the Holder’s balance account with DTC or issue a certificate to the Holder, as the case may be, upon conversion of any Conversion Amount on or prior to the date which is seven (7) Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages to the Holder for each day of such Conversion Failure in an amount equal to 1.5% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise.

(iii)         Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv)         Disputes. In the event of a dispute between the Company and the Holder of this Note as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 18.

(4)           RIGHTS UPON EVENT OF DEFAULT.

(a)          Event of Default. Each of the following events shall constitute an “Event of Default”:

(i)           the Company’s failure to pay to the Investors any amount of Principal when and as due under the Notes (including, without limitation, upon a redemption request pursuant to Section 2(d));

(ii)          the Company’s failure to pay to the Investors any amount of Interest, Late Charges or other amounts (other than the amounts specified in clause (i)) when and as due under the Notes if such failure continues for a period of at least three (3) Business Days;

(iii)         any acceleration prior to maturity of any Indebtedness referred to in clause (a) or (b) of the definition thereof of the Company or any of its Subsidiaries consisting of principal individually or in the aggregate equal to or greater than $500,000;

(iv)         the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(v)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is not vacated, set aside or reversed within sixty (60) days that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(vi)         a final judgment or judgments for the payment of money aggregating in excess of $2,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $2,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within sixty (60) days of the issuance of such judgment;

(vii)        the Company or any Subsidiary breaches any negative covenant in any Transaction Document;

(viii)       the Company breaches any affirmative covenant or agreement or materially breaches any representation or warranty in any Transaction Document, and such breach continues for a period of at least thirty (30) days;

(ix)          if at any time while any portion of the Notes remain outstanding (x) the Board of Directors fails to include one (1) Director designated by the Holder(s) of at least a majority of the Principal amount of the Notes outstanding, voting as a separate class (the “Noteholder Director”), provided that the Company shall have thirty (30) Business Days following the resignation, removal or death or disability of the Noteholder Director to appoint a successor Noteholder Director designated by the Holder(s) of at least a majority of the Principal amount of the Notes outstanding, voting as a separate class, unless such failure is the result of the failure by such Holders to notify the Company of the name of the replacement Noteholder Director, in which event the thirty (30) Business Day period shall be extended until a date which is ten (10) Business Days after notice of the name and background of the replacement Noteholder Director is given to the Company, or (y) without the consent of the Noteholder Director (or, in the absence of a Noteholder Director, the Holder(s) of at least a majority of the Principal amount of the Notes outstanding), the Board of Directors exceeds seven (7) directors, or the Compensation Committee or Nominating Committee (or other committees serving similar functions) of the Board of Directors exceeds three (3) members, or (z) the Noteholder Director is not afforded the right to serve as a member of each of the Compensation Committee and Nominating Committee (or committees serving similar functions);

(x)           the failure of the Company for a period of ninety (90) days following the resignation and/or departure of Steven Johnson to engage a replacement therefor that is reasonably acceptable to Investors holding at least a majority of the Principal amount of the Notes outstanding (the “Majority Investors”);

(xi)          [Intentionally omitted];

(xii)         the Company or any Subsidiary shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Indebtedness in excess of $500,000 (“Material Indebtedness”), when and as the same shall become due and payable, after giving effect to any grace period with respect thereto;

(xiii)        any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(xiv)        there shall occur any material loss theft, damage or destruction of any Collateral (as defined in the Security Agreement) not fully covered (subject to such reasonable deductibles as the Holder shall have approved) by insurance; or

(xv)         either (a) the Company’s Board of Directors, a committee of the Board of Directors or the officer or officers of the Company authorized to take such action if board action is not required, concludes that any previously issued financial statements, including interim periods, should no longer be relied upon because of an error in such financial statements as addressed in FASB Accounting Standards Codification Topic 250, as may be modified, supplemented or succeeded, or (b) the Company is advised by, or receives notice from, its independent accountant that disclosure should be made or action should be taken to prevent future reliance on a previously issued audit report or completed interim review related to previously issued financial statements, and in either case the amended financial statements required in order to permit reliance on such financial statements for the affected periods have not been filed with the SEC within ninety (90) days of the earliest such event; provided, however that if the facts and/or circumstances underlying the Event of Default described in this Section 4(a)(xv) would also create or constitute a separate Event of Default under this Note, the cure period set forth in this Section 4(a)(xv) shall not supersede or prevent the application of any shorter cure period associated with such other applicable Event of Default, which may be enforced separately and independently.

(b)           Rights Upon Event of Default. Promptly after the occurrence of an Event of Default, the Company shall deliver written notice thereof (an “Event of Default Notice”) to the Holder, and the Majority Investors may, at their option, by notice to the Company (an “Event of Default Acceleration Notice”), declare the Default Amount to be due and payable upon demand (an “Acceleration”), provided that upon the occurrence of an Event of Default described in Sections 4(a)(iv) and 4(a)(v) above, such Acceleration shall occur automatically without requiring the delivery of an Event of Default Acceleration Notice, such that the Default Amount shall automatically become immediately due and payable without any further notice, demand or other action. For purposes hereof, the “Default Amount” shall equal the entire unpaid Principal balance under this Note, plus all previously accrued and unpaid Interest and Late Charges, together with all future Interest (calculated at the Default Rate pursuant to Section 2(c)) scheduled to accrue during the First Five Year Note Period (if such Acceleration occurred during the First Five Year Note Period) or the Second Five Year Note Period (if such Acceleration occurred during the Second Five Year Note Period) (such future Interest amount the “EOD Accelerated Interest”), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Following an Acceleration (other than an Acceleration based on an Event of Default described in Sections 4(a)(iv) and 4(a)(v) above), the Holder shall have the right, but not the obligation, to demand payment in full of the Default Amount at any time prior to the original Maturity Date of this Note upon written notice to the Company (a “Demand Notice”). In the event a Demand Notice is not immediately given upon the occurrence of an Event of Default, or the Company otherwise does not immediately pay the Default Amount when due, interest shall continue to accrue on the Note as provided herein, provided that (i) upon an Acceleration that occurs during the First Five Year Note Period, such Default Amount shall not accrue additional Interest until the commencement of the Second Five Year Note Period, and (ii) upon an Acceleration that occurs during the Second Five Year Note Period, such Default Amount shall not accrue any additional Interest for the duration of the Second Five Year Note Period. The Company shall deliver the applicable Default Amount to the Holder (x) in the case of an Event of Default under Section 4(a)(iv) or 4(a)(v), immediately, and (y) in the case of any other Event of Default, within five (5) Business Days after the Company’s receipt of the Demand Notice. In the event the Company fails to deliver the Default Amount as described above, the Holder shall be permitted to exercise such rights as a secured party or otherwise hereunder or under the other Transaction Documents to the extent permitted by applicable law.

(5)           RIGHTS UPON A CHANGE OF CONTROL.

(a)          Assumption. The Company shall not enter into or be party to a transaction resulting in a Change of Control unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements on or prior to the consummation of such Change of Control, including the agreement to deliver to the Holder of this Note in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of this Note (the “Successor Note”). Upon the occurrence of any Change of Control, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Change of Control, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein, until such time as the Successor Note is delivered. Upon consummation of a Reclassification or Change of Control as a result of which holders of Common Stock shall be entitled to receive stock, securities, cash, assets or any other property with respect to or in exchange for such Common Stock, the Company or Successor Entity, as the case may be, shall deliver to the Holder confirmation that there shall be issued upon conversion of this Note at any time after the consummation of such Reclassification or Change of Control, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of this Note prior to such Reclassification or Change of Control, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Reclassification or Change of Control had this Note been converted immediately prior to such Reclassification or Change of Control, as adjusted in accordance with the provisions of this Note. The provisions of this Section 5(a) shall apply similarly and equally to successive Change of Control transactions and shall be applied without regard to any limitations on the conversion of this Note.

(6)           RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)          Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution, as the case may be.

(b)          Adjustment of Conversion Rate upon Subdivision or Combination of Common Stock; Stock Dividends. If the Company at any time, or from time to time, subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time, or from time to time, combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 6(b) shall become effective at the close of business on the date the subdivision or combination becomes effective or, in the case of a stock dividend, the date of such event.

(c)          (i)            Adjustment of Conversion Rate upon Cash Dividends and Distributions. If the Company at any time, or from time to time, pays a dividend or makes a distribution in cash to the record holders of any class of Common Stock, then immediately after the close of business on the day that the Common Stock trades ex-distribution, the Conversion Price then in effect shall be reduced to an amount equal to the product of (i) the Conversion Price in effect immediately prior to such dividend or distribution and (ii) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock on the day that the Common Stock trades ex-distribution by (B) the sum of (1) the Closing Sale Price of the Common Stock on the day that the Common Stock trades ex-distribution plus (2) the amount per share of such dividend or distribution. The Company shall not be required to give effect to any adjustment in the Conversion Price pursuant to this Section 6(c) unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward an adjustment), determined in accordance with this Section 6(c), shall have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall then be given effect.

(ii)          Adjustment of Conversion Rate upon Distributions of Capital Stock, Indebtedness or Other Non-Cash Assets. If the Company at any time, or from time to time, distributes any shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other non-cash assets (including securities of any person other than the Company but excluding (1) dividends or distributions paid exclusively in cash or (2) dividends or distributions referred to in Section 6(b)) to the record holders of any class of Common Stock, then the Conversion Price then in effect shall be reduced to an amount equal to the product of (A) the Conversion Price then in effect and (B) a fraction of which the numerator shall be the Closing Sale Price per share of the Common Stock on the record date fixed for determination of stockholders entitled to receive such distribution less the fair market value on such record date (as determined by the Board of Directors) of the portion of the capital stock, evidences of indebtedness or other non-cash assets so distributed applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the record date) and of which the denominator shall be the Closing Sale Price per share of the Common Stock on such record date.

(d)         [Intentionally omitted.]

(e)          Other Events; Other Dividends and Distributions. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors shall, in good faith, make an adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 6.

(f)           Notice of Adjustment. Whenever the Conversion Price is adjusted pursuant to this Section 6, the Company shall promptly mail notice of such adjustment to the Holder, which notice shall set forth the Conversion Price after adjustment, the date on which such adjustment became effective and a brief statement of the facts resulting in such adjustment.

(7)           NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(8)           RESERVATION OF AUTHORIZED SHARES.

(a)          Reservation. The Company shall at all times reserve out of its authorized and unissued shares of Common Stock a number of shares of Common Stock equal to 120% of the Conversion Rate with respect to the full Conversion Amount of this Note, solely for the purpose of effecting the conversion of this Note (the “Required Reserve Amount”).

(b)          Insufficient Authorized Shares. If at any time while this Note remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its commercially reasonable efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(9)           VOTING RIGHTS. The Holder shall have no voting rights as the Holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Nevada, and as expressly provided in this Note, the Company’s Charter or any of the other Transaction Documents.

(10)         OTHER COVENANTS.

(a)          Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall maintain the Common Stock’s authorization for quotation on the principal exchange or market in which it is listed. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the principal market in which it is listed, other than in connection with a transfer of listing to an Eligible Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 10(a).

(b)          Quarterly Report of Outstanding Principal and Interest. The Company covenants to deliver to the Holder, within 30 days following the end of each calendar quarter while any portion of this Note remains outstanding, a written statement signed by an authorized officer of the Company certifying (i) the amount of the outstanding Principal balance of this Note, including any Interest added to Principal pursuant to Section 2(a) and 2(b) above, and (ii) all accrued but unpaid Interest on such outstanding Principal balance, and (iii) all remaining scheduled payments of Interest through the Maturity Date, in each case as of the end of such calendar quarter. The parties agree that the scheduled Interest payments through the Maturity Date will be calculated in the same manner as in the Notes issued prior to the date hereof.

(c)          Waiver of Usury Defense. The Company covenants (to the extent that it may lawfully do so) that it shall not assert, plead (as a defense or otherwise) or in any manner whatsoever claim (and shall actively resist any attempt to compel it to assert, plead or claim) in any action, suit or proceeding that the interest rate on this Note violates present or future usury or other laws relating to the interest payable on any Indebtedness and shall not otherwise avail itself (and shall actively resist any attempt to compel it to avail itself) of the benefits or advantages of any such laws.

(d)             Registration Rights. The Company agrees that the Holder, as a holder of Registrable Securities (as defined in the Registration Rights Agreement, dated as of April 21, 2011, by and among the Company and the Investors identified therein, as may be amended and/or restated from time to time (the “Registration Rights Agreement”)), is entitled to the benefits of the Registration Rights Agreement. Further, if (i) the Registration Statement (as defined in Registration Rights Agreement) required by Section 2(a) of the Registration Rights Agreement, covering the Registrable Securities required to be covered thereby is (A) not filed with the SEC on or before thirty (30) calendar days after the applicable Registration Request (as defined in Registration Rights Agreement) (a “Filing Failure”) or (B) not declared effective by the SEC on or before the date that is one hundred and eighty (180) calendar days after the applicable Registration Request, in each case to the extent required under the Registration Rights Agreement (an “Effectiveness Failure”) or (ii) after the effective date of any Registration Statement, after the second (2nd) consecutive Business Day (other than during an allowable blackout period pursuant to Section 3(g) of the Registration Rights Agreement (“Blackout Period”)) on which sales of all of the Registrable Securities required to be included on such Registration Statement cannot be made pursuant to such Registration Statement (including, without limitation, because of a failure to keep such Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement, or to maintain a listing of the Common Stock required for sales to be made under the Registration Statement) (a “Maintenance Failure”), then, as relief for the damages to the Holder by reason of any such delay in or reduction of its ability to sell the Registrable Securities, the Company shall pay to the Holder an amount in cash equal to (A) one percent (1%) of the outstanding Principal balance of this Note on each of the following dates: (i) the day of a Filing Failure; (ii) the day of an Effectiveness Failure; and (iii) the initial day of a Maintenance Failure, and (B) one percent (1%) of the outstanding Principal balance of this Note on each of the following dates: (i) on every thirtieth (30th) day after the initial day of a Filing Failure (prorated for periods totaling less than thirty (30) days) until such Filing Failure is cured; (ii) on every thirtieth (30th) day after the initial day of an Effectiveness Failure (prorated for periods totaling less than thirty (30) days) until such Effectiveness Failure is cured; (iii) on every thirtieth (30th) day after the initial day of a Maintenance Failure (prorated for periods totaling less than thirty (30) days) until such Maintenance Failure is cured. The payments to which the Holder shall be entitled pursuant to this Section 10(d) are referred to herein as “Registration Default Payments.” Registration Default Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Registration Default Payments are incurred and (II) the third (3rd) Business Day after the event or failure giving rise to the Registration Default Payments is cured. In the event the Company fails to make Registration Default Payments in a timely manner, such Registration Default Payments shall bear interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) until paid in full. If the Company has declared a Blackout Period, a Maintenance Failure shall be deemed not to have occurred and be continuing in relation to the Registration Statement during the period specified in Section 3(g) of the Registration Rights Agreement. Registration Default Payments shall be payable from the first day any Blackout Period exceeds the period specified in Section 3(g) of the Registration Rights Agreement. Registration Default Payments shall cease to accrue at the end of the Effectiveness Period (as defined in Registration Rights Agreement); provided that the foregoing shall not affect the Company’s obligation to make Registration Default Payments for any period prior to such time. Whenever in this Note there is mentioned, in any context, the payment of interest on, or in respect of, this Note, such mention shall be deemed to include mention of the payment of liquidated damages on this Note to the extent that, in such context, such liquidated damages are, were or would be payable in respect thereof pursuant to this Section 10(d). For the avoidance of doubt, the Registrable Securities required to be included in any Registration Statement referred to in this Section 10(d) shall be determined according to the provisions of the Registration Rights Agreement, including all references to exceptions therein in such provisions related to the “Rule 415 Amount,” as applicable.

(11)        VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTE. Any provision of this Note may be amended, waived or modified only upon the written consent of both the Company and the Majority Investors; provided, that no amendment or waiver may (a) extend the Maturity Date of this Note, (b) decrease the Conversion Price or Conversion Rate of this Note, (c) reduce the rate or extend the time for payment of any Interest on this Note, or (d) reduce the percentage of Notes required for consent to any modifications of the Notes, without the consent of the Holder of this Note.

(12)       TRANSFER. This Note and the shares of Common Stock issuable upon conversion of this Note may not be offered for sale, sold, transferred or assigned (i) in the absence of (a) an effective registration statement for this Note or the shares of Common Stock issuable upon conversion of this Note, as applicable, or (b) an opinion of counsel (selected by the Holder and reasonably acceptable to the Company), in a form reasonable acceptable to the Company, that this Note and the shares of Common Stock issuable upon conversion of this Note may be offered for sale, sold, assigned or transferred pursuant to an exemption from registration; provided that such opinion of counsel shall not be required in connection with any such sale, assignment or transfer to an institutional accredited investor that is, prior to such sale, assignment or transfer, an affiliate of the Holder, or (ii) unless the Holder provides the Company with assurance (reasonably satisfactory to the Company) that such Note or the shares of Common Stock issuable upon the conversion of this Note can be sold, assigned or transferred pursuant to Rule 144.

(13)        REISSUANCE OF THIS NOTE.

(a)              Transfer. This Note is issued in registered form pursuant to Treasury Regulations section 1.871-14(c)(1). The Company (or its agent) will maintain a record of the Holder of this Note, and of Principal and Interest hereon as required by that regulation. This Note may be transferred or otherwise assigned only by surrender of this Note and issuance of a new Note in accordance with this Section 13, and neither this Note nor any interest herein may be sold, transferred or assigned to any Person except upon satisfaction of the conditions specified in this Section 13. If this Note is to be transferred or assigned, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 13(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 13(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)              Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 13(d)) representing the then outstanding Principal.

(c)              Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 13(d) and in Principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)              Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 13(a) or Section 13(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

(14)       REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(15)        PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

(16)        CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder of this Note and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(17)        FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(18)        DISPUTE RESOLUTION. In the case of a dispute as to the arithmetic calculation of the Conversion Rate, the Company shall submit the disputed arithmetic calculations via facsimile within three (3) Business Days of receipt, or deemed receipt, of the Conversion Notice, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such calculation within five (5) Business Days of such disputed arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the accountant, as the case may be, to perform the calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed calculations. Such accountant’s calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(19)        NOTICES; PAYMENTS.

(a)              Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder of any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(b)             Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the initial Holder of this Note, shall initially be as set forth on the signature page to the Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under the this Note or the Transaction Documents, other than Interest, which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of five percent (5%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(20)       CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(21)       WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, presentment, protest and all other demands and notices (other than the notices expressly provided for in this Note) in connection with the delivery, acceptance, default or enforcement of this Note and the Purchase Agreement.

(22)       GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(23)       CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)              [Intentionally omitted.]

(b)             “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c)              “Change of Control” means the consummation of any transaction described in clauses (i) through (v) of the definition of “Major Event” in Section 2(d)(i).

(d)             “Closing Sale Price” means, as of any date, the last closing trade price for the Common Stock on the Eligible Market representing the principal securities exchange or trading market for the Common Stock, as reported by Bloomberg, or, if such Eligible Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no Eligible Market is the principal securities exchange or trading market for the Common Stock, the last closing trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by OTC Markets Group, Inc. or any successor thereto. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.

(e)              “Common Stock” means the shares of the Company’s common stock, par value $0.001 per share, and any other securities of the Company which may be issued or issuable with respect to, in exchange for, or in substitution of, such shares of common stock (including without limitation, by way of recapitalization, reclassification, reorganization, merger or otherwise).

(f)              “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(g)             “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(h)             “Eligible Market” means The New York Stock Exchange (NYSE), the NYSE American, or The Nasdaq Stock Market, or their successors.

(i)               “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(j)               “GAAP” means United States generally accepted accounting principles, consistently applied, or successor conventions.

(k)             “Indebtedness” of any Person means, without duplication (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services including, without limitation, “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (g) any amount raised by acceptance under any acceptance credit facility, (h) receivables sold or discounted (other than within the framework of factoring, securitization or similar transaction where recourse is only to such receivables or proceeds), (i) any derivative transaction, (j) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding commercial letters of credit issued in the ordinary course of business), (k) all indebtedness referred to in clauses (a) through (j) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (l) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (k) above.

(l)              “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(m)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(n)             “Reclassification” means any reclassification or change of shares of Common Stock issuable upon conversion of this Note (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination).

(o)             “Rule 144” means Rule 144 promulgated under the Securities Act and any successor provision thereto.

(p)             “SEC” means the United States Securities and Exchange Commission.

(q)             “Securities Act” means the Securities Act of 1933, as amended.

(r)               “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which 50% or more of the total voting power of equity entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body thereof is at the time owned or controlled by such Person (regardless of whether such equity is owned directly or through one or more other Subsidiaries of such Person or a combination thereof).

(s)              “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Change of Control or the person with which such Change of Control transaction shall have been made. In the event that the Person resulting from or surviving any Change of Control is a Subsidiary, Successor Entity shall be the parent of such Subsidiary.

(t)              “Transaction Documents” has the meaning given to such term in the Purchase Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

CareView Communications, Inc.

By:
Name: Steven G. Johnson
Title: President

[signature page to note]

EXHIBIT I

CAREVIEW COMMUNICATIONS, INC.
CONVERSION NOTICE

Reference is made to the Convertible Note (the “Note”) issued to the undersigned by CareView Communications, Inc. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.001 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

Exhibit B-1

Form of Eighth Amendment Supplemental Warrants

See attached.

THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD WITHOUT RESTRICTION PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

SUBJECT TO THE PROVISIONS OF SECTION 10 HEREOF, THIS WARRANT SHALL BE VOID AFTER 5:00 P.M. EASTERN TIME ON FEBRUARY 23, 2028 (THE “EXPIRATION DATE”).

No. E-__

CareView Communications, Inc.

WARRANT TO PURCHASE [___________] SHARES OF

COMMON STOCK, PAR VALUE $0.001 PER SHARE

For VALUE RECEIVED, [______________________________] (“Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant, from CareView Communications, Inc., a Nevada corporation (“Company”), from and after February 23, 2018 and at any time not later than 5:00 P.M., Eastern time, on the Expiration Date (as defined above), at an exercise price per share equal to $0.05 (the exercise price in effect being herein called the “Warrant Price”), [___________] shares (“Warrant Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”). The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein. This Warrant is being issued pursuant to the Note and Warrant Purchase Agreement, dated as of April 21, 2011, as amended on December 30, 2011, January 31, 2012, August 20, 2013, January 16, 2014, December 15, 2014, March 31, 2015, June 26, 2015 and February 23, 2018 and as the same may be amended and/or restated from time to time (the “Purchase Agreement”), among the Company and the Investors named therein. Capitalized terms used herein have the respective meanings ascribed thereto in the Note and Warrant and Purchase Agreement unless otherwise defined herein.

Section 1.         Registration. The Company shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of this Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

Section 2.         Transfers. As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration. Subject to such restrictions, the Company shall transfer this Warrant from time to time upon the books to be maintained by the Company for that purpose, upon surrender hereof for transfer, properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company, including, if required by the Company, an opinion of its counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act, to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

Section 3.         Exercise of Warrant. Subject to the provisions hereof, the Warrantholder may exercise this Warrant, in whole or in part, at any time from and after February 23, 2018 and prior to its expiration upon surrender of the Warrant, together with delivery of a duly executed Warrant exercise form, in the form attached hereto as Appendix A (the “Exercise Agreement”) and payment by cash, certified check or wire transfer of funds (or, in certain circumstances, by cashless exercise as provided below) of the aggregate Warrant Price for that number of Warrant Shares then being purchased, to the Company during normal business hours on any business day at the Company’s principal executive offices or such other office or agency of the Company as it may designate by notice to the Warrantholder (such date, the “Exercise Date”). The Warrant Shares so purchased shall be deemed to be issued to the Warrantholder or the Warrantholder’s designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered (or the date evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Company has been provided to the Company), the Warrant Price shall have been paid and the completed Exercise Agreement shall have been delivered. Execution and delivery of the Exercise Agreement with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first (1st) business day following the Exercise Date, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Agreement (or Net Issue Election Notice, if applicable, pursuant to Section 18) to the Warrantholder and the Company’s transfer agent (the “Transfer Agent”).  On or before the third (3rd) business day following the Exercise Date (the “Share Delivery Date”), the Company shall (A) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Warrantholder, credit such aggregate number of Warrant Shares to which the Warrantholder is entitled pursuant to such exercise to the Warrantholder’s or its designee’s balance account with DTC through its Deposit Withdrawal At Custodian system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver by overnight courier to the address as specified in the Exercise Agreement or Net Issue Election Notice, a certificate, registered in the Company’s share register in the name of the Warrantholder or its designee, for the number of shares of Common Stock to which the Warrantholder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any.  Any certificates so delivered shall be in such denominations as may be requested by the Warrantholder and shall be registered in the name of the Warrantholder or such other name as shall be designated by the Warrantholder, as specified in the Exercise Agreement or Net Issue Election Notice, if applicable. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates (or of crediting the Warrantholder’s balance account with DTC), deliver to the Warrantholder a new Warrant representing the right to purchase the number of shares with respect to which this Warrant shall not then have been exercised. As used herein, “business day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business. Each exercise hereof shall constitute the re-affirmation by the Warrantholder that the representations and warranties contained in Section 3 of the Purchase Agreement are true and correct in all material respects with respect to the Warrantholder as of the time of such exercise.

If (1) the Company shall fail for any reason or no reason to issue to the Warrantholder within three (3) business days (such third business day, a “Warrant Share Delivery Date”) of after the Exercise Date, in compliance with the terms of this Section 3, a certificate for the number of Warrant Shares to which the Warrantholder is entitled and register such shares on the Company’s share register or to credit the Warrantholder’s balance account at DTC for such number of Warrant Shares to which the Warrantholder is entitled upon the exercise of this Warrant, and (2) on or after the Warrant Share Delivery Date, the Warrantholder, or any third party on behalf of the Warrantholder or for the Warrantholder’s account, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Warrantholder of shares issuable upon exercise that the Warrantholder anticipated receiving from the Company (a “Buy-In”), then the Company shall pay in cash to the Warrantholder (for costs incurred either directly by such Warrantholder or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such Warrantholder as a result of the sale to which such Buy-In relates. The Warrantholder shall provide the Company written notice indicating the amounts payable to the Warrantholder in respect of the Buy-In.

Section 4.         Compliance with the Securities Act. Except as provided in the Purchase Agreement, the Company may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant, and a similar legend on any security issued or issuable upon exercise of this Warrant, unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary.

Section 5.         Payment of Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the Warrantholder in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid. The Warrantholder shall be responsible for income taxes due under federal, state or other law, if any such tax is due.

Section 6.        Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon surrender and cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

Section 7.         Reservation of Common Stock. The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 7, out of the authorized and unissued shares of Common Stock, sufficient shares to provide for the exercise of the rights of purchase represented by this Warrant. The Company agrees that all Warrant Shares issued upon due exercise of this Warrant shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

Section 8.          Adjustments. Subject and pursuant to the provisions of this Section 8, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

(a)       If the Company shall, at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then (i) the Warrant Price in effect immediately prior to the date on which such change shall become effective shall be adjusted by multiplying such Warrant Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such change and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such change and (ii) the number of Warrant Shares purchasable upon exercise of this Warrant shall be adjusted by multiplying the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior to the date on which such change shall become effective by a fraction, the numerator of which is shall be the Warrant Price in effect immediately prior to the date on which such change shall become effective and the denominator of which shall be the Warrant Price in effect immediately after giving effect to such change, calculated in accordance with clause (i) above. Such adjustments shall be made successively whenever any event listed above shall occur.

(b)       If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of this Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of this Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Warrantholder, at the last address of the Warrantholder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Warrantholder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

(c)       In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 8(a)), or subscription rights or warrants, the Warrant Price to be in effect after such payment date shall be determined by multiplying the Warrant Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price (as defined below) per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date. “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Common Stock is then listed on The NASDAQ Stock Market or any other national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on a tiered marketplace of the OTC Markets Group Inc. (the “Bulletin Board”) or a similar quotation system or association, the closing sale price of one share of Common Stock on the Bulletin Board or such other quotation system or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on the Bulletin Board or such other quotation system or association, the fair market value of one share of Common Stock as of the Valuation Date, as determined in good faith by the Board of Directors of the Company and the Warrantholder. If the Common Stock is not then listed on a national securities exchange, the Bulletin Board or such other quotation system or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Warrantholder prior to the exercise hereunder as to the fair market value of a share of Common Stock as determined by the Board of Directors of the Company. In the event that the Board of Directors of the Company and the Warrantholder are unable to agree upon the fair market value in respect of subpart (c) of this paragraph, the Company and the Warrantholder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne equally by the Company and the Warrantholder. Such adjustment shall be made successively whenever such a payment date is fixed.

(d)       An adjustment to the Warrant Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(e)        In the event that, as a result of an adjustment made pursuant to this Section 8, the Warrantholder shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

(f)        [Intentionally Omitted.]

(g)       To the extent permitted by applicable law and the listing requirements of any stock market or exchange on which the Common Stock is then listed, the Company from time to time may decrease the Warrant Price by any amount for any period of time if (i) the period is at least twenty (20) days, (ii) the decrease is irrevocable during the period, (iii) the decrease is made at the same time to all Eighth Amendment Supplemental Company Warrants (as defined below) on the same terms, and (iv) the Board shall have made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. Whenever the Warrant Price is decreased pursuant to the preceding sentence, the Company shall provide written notice thereof to the Warrantholder at least five (5) days prior to the date the decreased Warrant Price takes effect, and such notice shall state the decreased Warrant Price and the period during which it will be in effect.

Section 9.         Fractional Interest. The Company shall not be required to issue fractions of Warrant Shares upon the exercise of this Warrant. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 9, be deliverable upon such exercise, the Company, in lieu of delivering such fractional share, shall pay to the exercising Warrantholder an amount in cash equal to the Market Price of such fractional share of Common Stock on the date of exercise.

Section 10.       Extension of Expiration Date. If the Company fails to cause any Registration Statement covering Registrable Securities (as defined in the Registration Rights Agreement) to be declared effective prior to the applicable dates set forth therein, or if any of the events specified in Section 3(b) of the Registration Rights Agreement occurs, and the Blackout Period (as defined in the Registration Rights Agreement) (whether alone, or in combination with any other Blackout Period) continues for more than 60 days in any 12 month period, or for more than a total of 90 days, then the Expiration Date of this Warrant shall be extended one day for each day beyond the 60-day or 90-day limits, as the case may be, that the Blackout Period continues.

Section 11.       Benefits. Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

Section 12.      Notices to Warrantholder. Upon the happening of any event requiring an adjustment of the Warrant Price, the Company shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Company, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

Section 13.       Identity of Transfer Agent. The Transfer Agent for the Common Stock is Holladay Stock Transfer, Inc. Upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Company will mail to the Warrantholder a statement setting forth the name and address of such transfer agent.

Section 14.       Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier. All notices shall be addressed as follows: if to the Warrantholder, at its address as set forth in the Company’s books and records and, if to the Company, at the address as follows, or at such other address as the Warrantholder or the Company may designate by ten days’ advance written notice to the other:

If to the Company:

CareView Communications, Inc.
405 State Highway 121
Suite B-240

Lewisville, TX 75067
Attention: Chief Executive Officer
Fax: (972) 403-7659

With a copy to:

Law Offices of Carl A. Generes

4358 Shady Bend Drive

Dallas, Texas 75244-7447

Attn: Carl A. Generes

Fax: (972) 715-5700

Section 15.      Registration Rights. The initial Warrantholder is entitled to the benefit of certain registration rights with respect to the shares of Common Stock issuable upon the exercise of this Warrant as provided in the Registration Rights Agreement, and any subsequent Warrantholder may be entitled to such rights.

Section 16.       Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and permitted assigns hereunder.

Section 17.       Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law provisions thereof. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE WARRANTHOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 18.      Cashless Exercise. Notwithstanding any other provision contained herein to the contrary, the Warrantholder may elect to receive, without the payment by the Warrantholder of the aggregate Warrant Price in respect of the shares of Common Stock to be acquired, shares of Common Stock of equal value to the value of this Warrant, or any specified portion hereof, by the surrender of this Warrant (or such portion of this Warrant being so exercised) together with a Net Issue Election Notice, in the form annexed hereto as Appendix B (the “Net Issue Election Notice”), duly executed, to the Company. Thereupon, the Company shall issue to the Warrantholder such number of fully paid, validly issued and nonassessable shares of Common Stock as is computed using the following formula:

X = Y (A - B)

A

where

X =       the number of shares of Common Stock to which the Warrantholder is entitled upon such cashless exercise;

Y =       the total number of shares of Common Stock covered by this Warrant for which the Warrantholder has surrendered purchase rights at such time for cashless exercise (including both shares to be issued to the Warrantholder and shares as to which the purchase rights are to be canceled as payment therefor);

A =       the “Market Price” of one share of Common Stock as at the date the net issue election is made; and

B =       the Warrant Price in effect under this Warrant at the time the net issue election is made.

Section 19.       [Intentionally Omitted].

Section 20.      No Rights as Shareholder. Prior to the exercise of this Warrant, the Warrantholder shall not have or exercise any rights as a shareholder of the Company by virtue of its ownership of this Warrant.

Section 21.       Amendment; Waiver; Termination. This Warrant is one of a series of Warrants of like tenor issued on the date hereof by the Company pursuant to Section 1.3 of the Purchase Agreement and initially covering an aggregate of up to 512,500 shares of Common Stock (collectively, the “Eighth Amendment Supplemental Company Warrants”). Any term of this Warrant may be amended or waived (including the adjustment provisions included in Section 8 of this Warrant) upon the written consent of the Company and the holders of Eighth Amendment Supplemental Company Warrants representing at least a majority of the number of shares of Common Stock then subject to all outstanding Eighth Amendment Supplemental Company Warrants; provided, that (x) any such amendment or waiver or termination must apply to all Eighth Amendment Supplemental Company Warrants; and (y) except as provided in the adjustment provisions of this Warrant, the number of Warrant Shares subject to this Warrant, the Warrant Price and the Expiration Date may not be amended, and the right to exercise this Warrant may not be altered or waived, without the written consent of the Warrantholder.

Section 22.      Section Headings. The section headings in this Warrant are for the convenience of the Company and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, as of the 23rd day of February 2018.

CAREVIEW COMMUNICATIONS, INC.

By:
Name: Steven G. Johnson
Title: President

APPENDIX A
CAREVIEW COMMUNICATIONS, INC.
WARRANT EXERCISE FORM

To CareView Communications, Inc.:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant (“Warrant”) for, and to purchase thereunder by the payment of the Warrant Price and surrender of the Warrant, _______________ shares of Common Stock (“Warrant Shares”) provided for therein, and requests that certificates for the Warrant Shares be issued as follows:

Name

Address

Federal Tax ID or Social Security No.

and delivered by:	( ) certified mail to the above address, or
( ) electronically (provide DWAC Instructions:_________________), or
( ) other (specify): ________________________________________.

and, if the number of Warrant Shares shall not be all the Warrant Shares purchasable upon exercise of the Warrant, that a new Warrant for the balance of the Warrant Shares purchasable upon exercise of this Warrant be registered in the name of the undersigned Warrantholder or the undersigned’s Assignee as below indicated and delivered to the address stated below.

Dated: ___________________, ____

Signature:
Note: The signature must correspond with the name of the Warrantholder as written on the first page of the Warrant in every particular, without alteration or enlargement or any change whatever, unless the Warrant has been assigned.
Name (please print)

Address

Federal Identification or
Social Security No.

Assignee:

 APPENDIX B

CAREVIEW COMMUNICATIONS, INC.

NET ISSUE ELECTION NOTICE

To: CareView Communications, Inc.

Date:[_________________________]

The undersigned hereby elects under Section 18 of this Warrant to surrender the right to purchase [____________] shares of Common Stock pursuant to this Warrant and hereby requests the issuance of [_____________] shares of Common Stock. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address